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                                                                     EXHIBIT 4.2


                          FIRST SUPPLEMENTAL INDENTURE

          This FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") is dated as of November 20, 2000 between Coast Hotel and Casinos, Inc., a Nevada corporation (the "Company"), Coast Resorts, Inc., a Nevada corporation (the "Guarantor") and Firstar Bank N.A. (formerly known as Firstar Bank of Minnesota, N.A.), as trustee (the "Trustee") under the Indenture (as hereinafter defined).

                                    RECITALS
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          A.  The Company and the Guarantor have heretofore executed and delivered to the Trustee a certain Indenture dated as of March 23, 1999 (the "Indenture"), providing for the issuance of the Company's 9 1/2% Senior Subordinated Notes due April 1, 2009 (the "Notes"). All terms used in this First Supplemental Indenture which are defined in the Indenture shall have the same meanings assigned to them in the Indenture.

          B. Pursuant to Section 9.01 of the Indenture, a supplemental indenture may be entered into by the Company, Guarantor and the Trustee without the consent of any of the Holders of Notes to, among other things, cure any ambiguity, defect or inconsistency.

          C. All things necessary to make this First Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

                                   AGREEMENT
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          NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

          SECTION 1.  Amendment to Indenture.
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          (a) Section 1.01 of the Indenture is hereby amended by deleting the definition of "Additional Notes" in its entirety and substituting the following definition in lieu thereof:

          "Additional Notes" means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 and Article 4 hereof, as part of the same series as the Initial Notes.

          (b) Paragraph 4 of the Form of Note is hereby amended by deleting the final sentence thereof and substituting the following sentence in lieu thereof:

          "The Notes are obligations of the Company consisting of the Initial Notes in an aggregate principal amount of $175.0 million and the aggregate principal amount of Additional Notes issued in accordance with the Indenture."
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          SECTION 2.  Severability.  In case any provision in this First
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Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 3.  No Third Party Beneficiaries.  Nothing in this First
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Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors under the Indenture, the holders of the Senior Indebtedness and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

          SECTION 4.  Effect of First Supplemental Indenture.  This First
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Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture shall continue in full force and effect.

          SECTION 5.  Governing Law.  This First Supplemental Indenture shall be
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governed by and construed in accordance with the laws of the State of New York.

          SECTION 6.  Counterparts.  This First Supplemental Indenture may be
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executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.

                                               COAST HOTELS AND CASINOS, INC.



                                               By:___________________________
                                                  Name:
                                                  Title:


                                               COAST RESORTS, INC.



                                               By:___________________________
                                               Name:
                                               Title:


                                               FIRSTAR BANK N.A.



                                               By:___________________________
                                                  Name:
                                                  Title:

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